Exhibit (a.16)

FRONTEGRA FUNDS, INC.

Articles Supplementary

Frontegra Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation on July 24, 2008 approved the classification of Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore unclassified, as Class Y shares of the Frontegra New Star Emerging Markets Equity Fund and Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore unclassified, as Institutional Class shares of the Frontegra New Star Emerging Markets Equity Fund.

SECOND: The Class Y and Institutional Class shares of the Frontegra New Star Emerging Markets Equity Fund series as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V, Section 5.5 of the Articles of Incorporation of the Corporation, and shall be subject to all of the provisions of the Articles of Incorporation of the Corporation relating to the stock of the Corporation generally.

THIRD: The Class Y and Institutional Class shares of the Frontegra New Star Emerging Markets Equity Fund series aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, Frontegra Funds, Inc. has caused these Articles Supplementary to be signed as of the 11th day of September, 2008 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.

Witness: /s/ Elyce D. Dilworth Elyce D. Dilworth Assistant Secretary	Frontegra Funds, Inc. /s/ William D. Forsyth William D. Forsyth III President